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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                         State or Jurisdiction of
Subsidiaries                  Incorporation          Doing Business As
-----------------------  ------------------------  ---------------------
IVI Checkmate Inc.       Georgia                   IVI Checkmate Inc.

IVI Checkmate Ltd.       Canada                    IVI Checkmate Ltd.

TCC Corp.                Georgia                   TCC Corp.

Debitek Holdings Ltd.    England/Wales             Debitek Holdings Ltd.

Debitek Inc.             Delaware                  Debitek Inc.